Exhibit 10.1
FORBEARANCE AGREEMENT
     THIS FORBEARANCE AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2009, by and among HEARTLAND GRAIN FUELS, L.P., a Delaware limited partnership (the “Borrower”), DAKOTA FUELS, INC. and ABE HEARTLAND, LLC (together, the “Pledgors” and, together with the Borrower, the “Loan Parties” and each a “Loan Party”), WESTLB AG, NEW YORK BRANCH, for itself and as agent (the “Agent”) for the financial institutions from time to time party hereto as lenders and, in certain instances, as Interest Rate Protection Providers (together, the “Lenders”), and the Lenders (the Lenders and the Agent together, the “Forbearing Parties” and each a “Forbearing Party” and together with the Loan Parties, the “Parties”).
PRELIMINARY STATEMENT
     A. Pursuant to the Senior Credit Agreement, dated as of October 1, 2007, as amended from time to time (the “Credit Agreement”), by and among the Borrower, the Lenders and the Agent, the Lenders agreed to extend certain credit facilities to the Borrower. Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings ascribed to them in the Credit Agreement. This Agreement is deemed to be one of the Financing Documents under and pursuant to the Credit Agreement and all provisions of the Credit Agreement which apply to Financing Documents shall apply to this Agreement.
     B. The Loan Parties have requested that the Forbearing Parties forbear from exercising certain rights and remedies under the Credit Agreement and the other Financing Documents through the Forbearance Maturity Date (as defined below) solely in respect of the Events of Default and expected Events of Default that are set forth on Schedule “A” attached hereto (together, the “Specified Defaults”).
     C. The Forbearing Parties are willing to forbear from exercising certain rights and remedies under the Credit Agreement and the other Financing Documents only through the Forbearance Maturity Date and solely regarding the Specified Defaults, subject to the express terms and provisions of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
     1. Acknowledgments by the Loan Parties. To induce the Forbearing Parties to execute this Agreement, the Loan Parties hereby acknowledge, stipulate and agree as follows:
          (a) The Specified Defaults under the heading “Existing Events of Default” on Schedule A hereto constitute Events of Default that have occurred, remain uncured and are continuing as of the time of this Agreement, and Borrower acknowledges (i) receipt of notice from the Agent dated October 28, 2008 terminating all remaining Commitments, (ii) that the

Forbearance Agreement Execution Copy
Forbearing Parties have no obligation to make further Loans under the Credit Agreement and (iii) that Section 7.02(s) of the Credit Agreement prohibits the Borrower from making any Restricted Payment for so long as any Specified Default or any other Default or Event of Default shall have occurred and be continuing.
          (b) As of the time of this Agreement nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect any rights or remedies the Forbearing Parties or any of them, have or may have arising as the result of any Event of Default that has occurred or that may occur under the Credit Agreement, the other Financing Documents or applicable law.
          (c) The principal amount of the Term Loan outstanding as of the date hereof is equal to $87,979,000 (the “Term Loan Advances”) and that all Term Loan Advances under the Credit Agreement and the other Financing Documents shall continue to be due and payable when required under the Credit Agreement.
          (d) The principal amount of the Working Capital Loan outstanding as of the date hereof is equal to $7,100,000 (the “Working Capital Advances”) and that all Working Capital Advances under the Credit Agreement and the other Financing Documents shall continue to be due and payable when required under the Credit Agreement.
          (e) Primary Swap Obligations with respect to terminated Swap Agreements as of the date hereof equal $4,212,550 and that all Primary Swap Obligations shall continue to be due and payable when required under the Credit Agreement, the Financing Documents or any relevant Swap Agreement.
          (f) There is no amount outstanding and owing to the Lenders with respect to the Construction Loan.
          (g) There are no Letters of Credit outstanding as of the date hereof.
          (h) The Loan Parties agree that (i) interest on the Loans and other Obligations that may be due and owing under the Credit Agreement or other Financing Documents commenced accruing at the Default Rate on October 28, 2008 and shall continue to accrue at such rate so long as any Specified Default or any other Event of Default shall have occurred and be continuing and (ii) all interest amounts on the Loans and other Obligations and other amounts that may be due and owing under the Credit Agreement and other Financing Documents shall continue to be due and payable when required under the Credit Agreement.
          (i) No Loan Party has any defense, claim, counterclaim or right of offset against any of the Forbearing Parties or their Affiliates with respect to the Loans or any portion thereof or any other Obligations.
          (j) The obligations of the Loan Parties under this Agreement of any nature whatsoever, whether now existing or hereafter arising, are Obligations.
          (k) Except as expressly modified by this Agreement, all terms and provisions of the Credit Agreement and the other Financing Documents are valid and enforceable and remain in full force and effect according to their respective terms. The failure of any of the

Forbearance Agreement Execution Copy
Loan Parties to comply with any of its covenants and agreements in this Agreement shall be an Event of Default for purposes of the Credit Agreement and the other Financing Documents, including for purposes of this Agreement.
          (l) Notwithstanding any other provision of this Agreement or any other contract or instrument between or among any Loan Party or Loan Parties, on the one hand, and the Forbearing Parties, or any of them, on the other hand: (i) the relationship between any of the Forbearing Parties on the one hand, and each of the Loan Parties, on the other hand, shall be limited to the relationship of a lender to a borrower in a commercial loan transaction; (ii) no Forbearing Party is or shall be construed as a partner, joint venturer, alter-ego, manager, controlling person, agent, fiduciary, or other business associate or participant of any kind of any Loan Party (or any other Person), and no Forbearing Party intends to assume any such status at any time; and (iii) no Forbearing Party shall be deemed responsible for (or a participant in) any acts, omissions or decisions of any other Forbearing Party or, in the case of any Lender, the Agent.
          (m) The Forbearing Parties’ entry into, and covenants to perform in accordance with, this Agreement constitute (i) reasonably equivalent value for the purposes of any provision of Title 11 of the United States Code (the “Bankruptcy Code”) or the Uniform Fraudulent Transfer Act, (ii) fair consideration for the purpose of any provision of the Uniform Fraudulent Conveyance Act, and (iii) reasonably equivalent value, fair consideration and fair value for the purpose of any other law of the United States, any state, territory or possession, or the District of Columbia or other applicable laws, received by the Loan Parties as of the closing of this Agreement in contemporaneous exchange for the Loan Parties’ entry into, and covenants to perform in accordance with, this Agreement and the documents executed in connection with this Agreement.
          (n) All time-related defenses of the Loan Parties, such as statutes of limitations, doctrines of estoppel, doctrines of laches or any other rules of law or equity of similar nature, are hereby tolled with respect to all rights, claims and causes of action of any kind whatsoever that any Forbearing Party may have against any Loan Party under or in connection with the Financing Documents as of the time of the closing of this Agreement through and including the date which is thirty (30) days after the Forbearance Maturity Date.
          (o) Except for Permitted Liens entitled to priority under applicable law, the Agent for itself and the ratable benefit of the Lenders and other Senior Secured Parties has a first priority perfected security interest in, and lien upon, in all applicable jurisdictions, all of the property that is pledged as Collateral under any of the Security Documents, to secure the full and prompt payment of all Obligations.
     2. Forbearance Maturity Date. This Agreement shall terminate on the date (the “Forbearance Maturity Date”) which is the earliest to occur of:
(i)	11:59 p.m. (New York time) on March 31, 2009;

(ii)	the date of an occurrence of any Default or Event of Default other than the Specified Events of Default set forth in Schedule “A” hereto;

(iii)	the date the Borrower fails to achieve the “process benchmarks” or

Forbearance Agreement Execution Copy
“financial achievements” set forth in Schedule “B” hereto; or

(iv)	the date any Loan Party fails to comply substantially with any of the agreements, material covenants, or other material terms set forth in this Agreement.
Any termination of this Agreement pursuant to (ii) through (iv) above shall occur upon 5 business days’ prior written notice from the Agent or the Required Lenders to the Loan Parties and without any further action or notice by the Forbearing Parties. Further, the Loan Parties acknowledge and agree that none of the Forbearing Parties have any obligation to extend the term of this Agreement beyond the time provided herein and there exists no course of dealing that would permit arguing for an extension contrary to the Forbearing Parties’ wishes.
     3. Forbearance by Forbearing Parties. Subject to the terms and conditions of this Agreement, from the effective date of this Agreement until the Forbearance Maturity Date (the “Forbearance Period”), the Forbearing Parties agree to forbear from exercising their respective rights and remedies under the Credit Agreement, Security Documents and the other Financing Documents, solely in respect of the Specified Defaults.
     4. Conditions Precedent to Effectiveness. The effectiveness of this Agreement upon the Forbearing Parties shall be conditioned upon and subject to the satisfaction of the following:
          (a) This Agreement shall have been duly authorized and executed by each of the Loan Parties and the Forbearing Parties and the Parties shall have delivered original counterparts thereof to the Agent.
          (b) The Borrower shall have reimbursed the Agent for any reasonable costs, fees and expenses of the Forbearing Parties incurred in respect of this Agreement, the Specified Defaults or otherwise payable as contemplated by the Credit Agreement that have been invoiced to the Borrower (including, but not limited to, reasonable costs, fees and expenses incurred by legal and financial advisors retained by the Agent).
          (c) The Borrower shall have paid to the Agent in immediately available funds a nonrefundable forbearance fee equal to 20 basis points of the amount of outstanding Loans and Primary Swap Obligations in respect of terminated Swap Contracts held by the Lenders who execute the Agreement, such forbearance fee to be allocated by the Agent pro rata among such Lenders in accordance with their respective share of the outstanding Loans and Primary Swap Obligations.
          (d) The Borrower shall have paid to the Agent in immediately available funds a restructuring/work fee equal to 5 basis points of the aggregate amount of outstanding Loans and Primary Swap Obligations held by the Lenders.
          (e) The Borrower and South Dakota Wheat Growers (“SDWG”) shall have entered into an agreement, satisfactory to the Agent, pursuant to which SDWG has committed to allow the Borrower to purchase corn forward to satisfy at least 80% of its production requirements for the months of January and February 2009 and at least 50% of its production requirements for the month of March 2009, so long as the Forbearance Maturity Date has not

Forbearance Agreement Execution Copy
occurred.
     5. Cooperation by Borrower. During the Forbearance Period, the Borrower shall use its commercially reasonable best efforts to cooperate with the Agent and Lenders in regard to their due diligence concerning the Borrower, its assets, businesses, liabilities and contracts, and the Borrower shall: (i) in addition to the reports and financial information required to be provided under the Credit Agreement, provide all financial information or reports that may be reasonably requested by the Forbearing Parties or their professionals, including, without limitation, those expressly set forth in Schedule B annexed hereto; (ii) grant the Agent and its professionals access to the Plants upon reasonable notice; (iii) not enter into any material contract, including, without limitation, any hedging or other forward contract, unless reasonably acceptable to the Agent; (iv) make management available to meet with the Forbearing Parties and their advisors upon reasonable notice; (v) schedule meetings with the Forbearing Parties and/or SDWG that may be reasonably requested by the Forbearing Parties or their professionals; and (vi) provide whatever other assistance is reasonably requested by the Forbearing Parties or their professionals.
     6. Rights Upon Termination of the Forbearance Period; No Waiver of Specified Default. Upon the termination of the Forbearance Period, the Forbearing Parties shall no longer be required to forbear from the conduct listed in Section 3 of this Agreement and shall be entitled at such time or at any time thereafter to enforce all of their rights and remedies to the same extent as if the Forbearing Parties had not agreed to forbear from doing so during the Forbearance Period. The Forbearing Parties do not hereby waive any Specified Events of Default or any other Event of Default whether known or unknown or presently existing or hereafter arising under the Credit Agreement and/or the Financing Documents. The fact of the Forbearing Parties’ forbearance during the Forbearance Period shall not be construed as a waiver of any of the Forbearing Parties’ rights or remedies, nor shall it be the basis to deem any Forbearing Party estopped from taking any action at a later date. All statutes of limitation applicable to actions that any Forbearing Party may be entitled to bring to enforce its rights and remedies against any obligor or the Collateral shall be tolled during the Forbearance Period, and each time period provided in each such statute of limitations shall be extended by a period of time equal to the duration of the Forbearance Period. Notwithstanding anything herein to the contrary, none of the Forbearing Parties shall be required to forbear in respect of any Event of Default under the Credit Agreement or the other Financing Documents, except for the Specified Defaults during the Forbearance Period.
     7. Representations and Warranties of the Loan Parties. The Loan Parties represent and warrant (in each case, as to itself only) to the Forbearing Parties that the following statements are true, correct and complete as of the date hereof.
          (a) Power and Authority. Each of the Loan Parties has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform their respective obligations under, this Agreement;
          (b) Authorization. The execution and delivery of this Agreement and the performance of their respective obligations hereunder have been duly authorized by all necessary action on their part;
          (c) No Conflicts. The execution, delivery and performance by each of them of

Forbearance Agreement Execution Copy
this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to each of them or any of their Subsidiaries or Affiliates or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which either of them or any of their Subsidiaries or Affiliates is a party or under their respective limited liability membership agreements, by-laws or other organizational documents;
          (d) Governmental Consents. The execution, delivery and performance by each of them of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body other than has been previously obtained; and
          (e) Binding Obligation. This Agreement is the legally valid and binding obligation of each of them, enforceable against them individually or collectively in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.
     8. Representations and Warranties of the Forbearing Parties. The Forbearing Parties represent and warrant (in each case, as to itself only) to the Loan Parties that the following statements are true, correct and complete as of the date hereof.
          (a) Power and Authority. Each Forbearing Party has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement;
          (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;
          (c) No Conflicts. The execution, delivery and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its charter, by-laws or other organizational documents;
          (d) Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body; and
          (e) Binding Obligation. This Agreement is the legally valid and binding obligation of the Forbearing Parties, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.
     9. Continued Compliance with Credit Agreement and Financing Documents. Each of the Loan Parties acknowledge and agree that the Forbearing Parties’ agreement to

Forbearance Agreement Execution Copy
forbear from enforcing its or their remedies during the Forbearance Period does not in any manner limit the Loan Parties’ obligations to comply with their respective covenants and agreements in the Credit Agreement and the Financing Documents during the Forbearance Period and thereafter, except to the extent expressly modified herein.
     10. Notices. Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telecopier or other form of facsimile transmission, when the recipient confirms legible transmission thereof, or (ii) if given by any other means, when delivered at the address specified in this Section 10:
(a)	If to the Loan Parties:
Heartland Grain Fuels, L.P.
10201 Wayzata Blvd., Suite 250
Minneapolis, MN 55305
Attention: Chief Executive Officer
Telecopier: (763) 226-2725
Telephone: (763) 226-2707
with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Attention: Michael R. Stewart, Esq.
Telecopier: (612) 766-1600
Telephone: (612) 766-7928
(b)	If to the Forbearing Parties:
WestLB AG, New York Branch
1211 Avenue of the Americas
New York, New York 10036
Attention: Dominick D’ Ascoli
Telecopier: (212) 852-6374
Telephone: (212) 597-8546
with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: N. Theodore Zink, Jr., Esq.
Telecopier: (646) 710-5356
Telephone: (212) 408-5356

Forbearance Agreement Execution Copy
     11. Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
     12. Amendments. Amendment of this Agreement shall require the written consent of each of the Parties.
     13. Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties hereto to protect and preserve their rights, remedies and interests. Except as expressly set forth herein, nothing herein shall be deemed an admission of any kind. Except as expressly set forth herein, nothing contained herein effects a modification of any of the Parties’ rights under the Credit Agreement or the Financing Documents.
     14. Counterparts; Modification. This Agreement may be executed by one or more of the Parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Except as expressly provided for herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is in writing and signed by each of the Parties hereto.
     15. Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto.
     16. Consideration. Each party hereto acknowledges the receipt and sufficiency of good and valuable consideration in exchange for its agreement to undertake its duties and obligations under this Agreement.
     17. Governing Law; Severability. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     18. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching part shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.
     19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

Forbearance Agreement Execution Copy
     20. Further Assurances. Each of the Parties shall promptly and duly execute and deliver any and all instruments and documents of further assurance and all such supplemental instruments and take such further action as the other party to this Agreement may reasonably deem necessary to carry out the purposes and intent of this Agreement.

[Signature Page to the Forbearance Agreement]
     IN WITNESS WHEREOF, the Parties hereto have caused this Forbearance Agreement to be duly executed and delivered as of the date first above written.

HEARTLAND GRAIN FUELS, L.P., as Borrower
By:	/s/ Richard R. Peterson
	Name:	Richard R. Peterson
	Title:	CEO

[Signature Page to the Forbearance Agreement]

ABE HEARTLAND, LLC, as Pledgor
By:	/s/ Richard R. Peterson
	Name:	Richard R. Peterson
	Title:	CEO

DAKOTA FUELS, INC., as Pledgor
By:	/s/ Richard R. Peterson
	Name:	Richard R. Peterson
	Title:	CEO

[Signature Page to the Forbearance Agreement]

WESTLB AG, NEW YORK BRANCH, as Administrative Agent and Collateral Agent
By:	/s/ Ronald Spitzer
	Name:	Ronald Spitzer
	Title:	Executive Director

By:	/s/ Dominick D’Ascoli
	Name:	Dominick D’Ascoli
	Title:	Director

WESTLB AG, NEW YORK BRANCH, as Lender
By:	/s/ Ronald Spitzer
	Name:	Ronald Spitzer
	Title:	Executive Director

By:	/s/ Dominick D’Ascoli
	Name:	Dominick D’Ascoli
	Title:	Director

[Signature Page to the Forbearance Agreement]

COOPERATIEVE CENTRALE FAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH
By:	/s/ Rebecca Morrow
	Name:	Rebecca Morrow
	Title:	Executive Director

By:	/s/ Jeff Bliss
	Name:	Jeff Bliss
	Title:	Executive Director

[Signature Page to the Forbearance Agreement]

FARM CREDIT OF TEXAS, as Lender
By:	/s/ Alan Robinson
	Name:	Alan Robinson
	Title:	Vice President

[Signature Page to the Forbearance Agreement]

NORDKAP BANK AG, as Lender
By:	/s/
Name:
Title:

By:	/s/
Name:
	Title:	SVP

[Signature Page to the Forbearance Agreement]

BANCO SANTANDER, S.A. — NEW YORK BRANCH, as Lender
By:	/s/ Jesus Lopez
	Name:	Jesus Lopez
	Title:	Vice President

By:	/s/ Harry Moreno
	Name:	Harry Moreno
	Title:	Vice President

SCHEDULE A TO FORBEARANCE AGREEMENT
Specified Defaults
A. Existing Events of Default
1.	Under Section 8.01 of the Credit Agreement, Borrower’s failure (i) to pay approximately $1.4 million of interest on the Term Loan that was due and payable on October 22, 2008, and (ii) to pay approximately $47,193 of interest on the Working Capital Loan that was due and payable on November 24, 2008.
B. Expected Events of Default
2.	Any Default or Event of Default resulting from the non-payment of principal and/or interest accruing on any Loan under the Credit Agreement that would otherwise be payable during the Forbearance Period.
3.	Any default in the payment of Swap Termination Value under any Swap Contracts with WestLB AG, New York Branch and Rabobank Nederland, New York Branch.
4.	Any Default or Event of Default resulting from the Borrower’s failure to pay off the Working Capital Loans for a period of ten consecutive days in each calendar year.

SCHEDULE B TO FORBEARANCE AGREEMENT
Process Benchmarks and Financial Achievements:
The Agreement shall terminate in accordance with Section 2 hereof if any of the following occurs:
Production Benchmark:
If undenatured production of ethanol is less than:
6,000,000 gallons for the month of January 2009 or
5,400,000 gallons for the month of February 2009.
During the Forbearance Period, within five business days after the last day of each month, the Borrower shall report to the Agent the undenatured production of ethanol for the immediately preceding month.
Financial Benchmarks:
A minimum liquidity test measured by total cash in Project Accounts. Total cash in all Project Accounts should not fall below $1 million.
On the Tuesday of every week during the Forbearance Period, the Borrower shall provide a weekly cash flow forecast to the Agent showing the ending cash balance for the prior week.